UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A. John Elkann Enrico Vellano Mario Bonaccorso Fabiola Portoso
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On July 1, 2015, Mario Bonaccorso, the managing director of EXOR S.p.A. (“EXOR”), had an interview with Meg Green, a reporter with A.M. BestTV.

The following is a transcript of the video of that interview that is posted on the website http://www.ambest.com:
Meg Green of AM Best: EXOR S.p.A. surprised many in the industry when an offer to buy PartnerRe for up to $6.8 billion, after PartnerRe had agreed to be acquired by AXIS Capital. Joining us now to discuss the offer is Mario Bonaccorso. He is a managing director with EXOR. Mario thank you so much for speaking with us today

Mario Bonaccorso: Thank you very much, Meg. It’s a pleasure

Meg Green: Could you tell us a little bit about EXOR?

Mario Bonaccorso: EXOR is one of the largest European listed investment companies. It’s controlled by the Agnelli family for more than a century and we have a net asset value of approximately $15 billion and our goal is to build a company over a long period of time, really decades or multiple decades, that’s what really distinguishes us.  We have had significant experience in the insurance and reinsurance sector.  As you know, we have been one of the founding investors in PartnerRe in 1993. We have been controlling shareholder of ConstitutionRe, and we have owned over time many insurance businesses all around the world.

Meg Green: Why did you first become interested in investing in PartnerRe?

Mario Bonaccorso: We believe the reinsurance sector is going through structural changes.  There are cyclical headwinds in the sector but also structural forces that will decrease the profitability of the industry. We are fully aware of those.  We are entering this potential investment with the expectation that we will be able to earn our return, approximately 8% on our capital over a cycle, which is inferior to what the industry has been able to deliver over the past decade.  However, from our portfolio perspective, the reinsurance industry with this return is a good fit into our industrial activity. It provides diversification to our portfolio and it provides also a good return to our shareholder because our benchmark is to deliver return in line with MSCI World Index which historically have delivered 7.5, 8%.  So that fits our criteria. So that’s why we believe in term of absolute returns to our shareholder, in term of portfolio diversification it’s a very good fit for EXOR and its shareholders.

Meg Green: What percentage of PartnerRe do you hold now?

Mario Bonaccorso:  We own 9.9%.  Approximately more than $600 million investment.  And this was built on upper market purchases.

Meg Green: That’s the maximum that PartnerRe allows under its bylaws?

Mario Bonaccorso: Yes, that’s the maximum.  We couldn’t hold more. We would be delighted to own 100% hopefully, but we cannot own more than 9.9% for now.

Meg Green: So making an unsolicited offer in the middle of an already announced merger is kind of a difficult situation.  What is your strategy?

Mario Bonaccorso: Let me ask why first then address the strategy.  We have been looking into the insurance sector for the past three years and we have a huge respect for PartnerRe.  Our view, if you want to be a successful reinsurance company you need to have four features: you need to have a balance sheet in excess of $5 billion. You need to be global.  You need to have a deep and diversified underwriting capability, and you need to be a pure reinsurer.   If you look at the company that match all these four features, there aren’t many and PartnerRe is one of the few.  Then, so we have a huge respect for PartnerRe management and franchise for a long time and they match our criteria.

At the end of January, PartnerRe announced to be acquired by AXIS and their valuation at the time of the acquisition valued PartnerRe at $107 per share.  We felt that this offer significantly undervalued PartnerRe Franchise.  So we became interested in the situation. However, we waited to submit our offer to see the proxy that PartnerRe filed with the SEC, which disclosed the process and this was done on March 16th.  In that proxy filing we noticed that the company, and essentially the individuals negotiating in a very short period of time by the transaction committee, only three people. There was no pre-signing market check, the valuation agreed was substantially below even PartnerRe’s own financial advisor fairness opinion.  There were significant conflicts of interest with a member of the transaction committee and the governance of the company was a governance that has led to a poor decision making process through a flawed process.

At that point we decide that there was an opportunity for us to provide the PartnerRe Board with an offer which could make everybody happy, all the constituencies: the shareholder, through a higher offer, all-cash, so no risk.  The company, because we, as I mentioned, our intention is to build this company for decades. You know, that’s our intention.  And also employees because differently than AXIS, there will be no redundancies in management and employee under the EXOR proposal.  So we felt that we would have put the Board in an ideal situation to make a decision to make happy all constituencies and that’s why we submitted our offer.  Unfortunately, as you know, events did not develop as we expected and hence we hope the shareholder will be able to express their favor to our offer in the upcoming shareholder meeting.

Meg Green: Can you walk us through your offer and why you feel it’s superior to the AXIS offer?

Mario Bonaccorso: Our offer values PartnerRe $137.50 per share, in addition to $1.40 that PartnerRe shareholder will be entitled to receive in term of ordinary dividend until closing. So it’s essentially almost $139.  If you look at the value of AXIS offer, it’s around $125 and so we are giving a premium which is 10% or higher to that offer.  So in addition to having a higher valuation, we have also an all-cash component which provides value certainty compared to the AXIS proposal which is 90% in share and of course its value can fluctuate depending on market circumstances or even potential CAT loses. We are just entering the CAT season. So our cash would be delivered no matter what CAT season will determine in terms of results for the company.

Last but not least, we are not only providing higher value in cash, but also we are providing better terms because, as you know, we removed all rating downgrade conditions from completion of our offer.  So with AXIS, the company AXIS, could walk away from the deal in the event there would be a ratings downgrade for PartnerRe between signing and closing, and EXOR has no such condition. Using our strong balance sheet we can afford to close the transaction even in this circumstance. So from a value perspective, a cash perspective and a contract perspective, we believe our offer is superior and we hopefully – we hope the shareholder will acknowledge that at the shareholder meeting.
Meg Green: What is the next step in the process?
Mario Bonaccorso: We are having a continuous dialogue with PartnerRe shareholders, both common and preferred. We have been receptive of their comments and suggestions, we will continue to be receptive, and we will have the shareholder meeting July 24th where the shareholder essentially will decide to accept the merger with AXIS. If this is the case we will respect this decision. Or, to reject the merger of AXIS because they want to enter into a transaction with EXOR. So we are waiting for shareholders to be – to make the decision and we will respect whatever decision they will make.

Meg Green: If the shareholders vote down an AXIS merger, that’s not a yes vote for EXOR directly.

Mario Bonaccorso: We respectfully disagree with this statement for several reasons. First, the Board of this company has made clear that they don’t see a future for PartnerRe as a standalone entity. And so basically we don’t see how the Board could change their mind compared to what they wrote in their SEC filing saying that the company could remain independent. Second, I don’t think shareholders will vote down the deal with AXIS to have back a company trading at $114, which is the unaffected share price of PartnerRe before EXOR’s proposal. So that’s- that’s- we respectfully disagree with the statement of PartnerRe. And we clearly see that if the deal is voted down, that’s a clear indication to accept the EXOR proposal from PartnerRe shareholders.

Meg Green: So you’ve raised your cash offer once already, would you consider raising it again?

Mario Bonaccorso: Well we made clear that this is our last and final offer and that we are paying PartnerRe- we are fully valuing PartnerRe and fully valuing for its shareholders and that’s something we would not consider to do.

Meg Green: If the PartnerRe transaction doesn’t work out in your favor, are there other insurers you’d be interested in purchasing?

Mario Bonaccorso: We are interested in the reinsurance sector in the long term. We are permanent capital so we don’t need to use capital in the next two or three years, differently than a private equity firm. At the moment, we are very focused on PartnerRe and there are no other alternatives. And that’s- so you shouldn’t expect us to move in on another company at least in the next two or three years unless market conditions will change and valuation will significantly drop. We believe valuation in the industry is very high, and today there was another deal announced. So there’s a lot of M&A premium embedded in the company valuation. So for a player that is not a strategic player like EXOR, so we don’t have cost synergy. It’s very difficult to be able to make an investment in these market circumstances.

Meg Green: PartnerRe has said one of the reasons it favors the AXIS deal is because it would give them diversity, they’d enter the primary insurance market. Would you follow a similar path if you owned PartnerRe?

Mario Bonaccorso: No. We believe, we are not a big fan of model that both insurance and primary.  As a matter of fact, if you look at a company above a $10 billion balance sheet, there are none that have a business mix which is more or less 50% reinsurance and 50% primary. Historically, big insurance companies that have tried to go into reinsurance, they all fail. I mean, AIG used to own Transatlantic and then strategically they decided to dispose it. Zurich used to own Converium and then they decided to dispose it. AXA used to own part of Paris Re and they decided to dispose it. So, we believe that this business model made at a large scale, like the one PartnerRe and Axis are trying to achieve is- it doesn’t work. The reason is that you create a conflict of interest between your primary insurance operation and your reinsurance operation, which are manageable at a low scale, but at such a big scale this creates problems. Insurance is a radically different business than reinsurance. Insurance is IT intensive, data intensive, claim intensive, relationship intensive. Reinsurance is none of those. And so, we don’t think that’s a sound strategic rationale of the combination. Also, if you really look at the specifics of the AXIS/PartnerRe merger, AXIS operations are small scale, they are nothing to PartnerRe. PartnerRe is global, has all underwriting capabilities and it doesn’t make a significant quantum leap or change in the ranking of reinsurance companies in terms of gross written premium after the AXIS acquisition. On the contrary, PartnerRe adds nothing to AXIS’ primary insurance operation, which continues to remain significantly sub-scale and that’s why we think that what you’re seeing now in the market is consolidation in the primary insurance sector more than in the reinsurance sector.

Meg Green: PartnerRe has been without a CEO since the merger was announced.  Would you have plans to install someone in that position?

Mario Bonaccorso: We have been very clear saying that what we like of PartnerRe is that it’s an institutionalized franchise, it’s a franchise that don’t depend on people.  And we have huge respect for PartnerRe and its former management, both Pat Thiele and Costas Miranthis. We think that giving continuity to the culture is very important.  So we have been very clear that our preference is to have an internal candidate as CEO to the company. To us that is very important.

Meg Green: Can you say if you have anyone specifically in mind at this point?

Mario Bonaccorso: Well there are a series of candidates.  There are 3, 4 which are top management position which currently report to the interim CEO and that’s the pool of candidates we will evaluate.  As you know, we cannot talk to them. We are prevented because the AXIS agreement prevents us from talking to them. But of course that is the clear indication we have given to the market and we will communicate you know at appropriate time.

Meg Green: Is there anything else you think we should know about the offer?

Mario Bonaccorso: We believe, as mentioned, it is a superior offer for all constituencies: the shareholder, for the company’s long-term profit and for the employee.  And I’m really hopeful that the shareholder will acknowledge that at the upcoming shareholders meeting and we are confident from the dialogue we are having that this will be the case.

Meg Green: AM Best’s Robert Durose and Greg Reisner discuss the proposed merger with Jon Weber.

Video Clip:

Weber: And what would AM Best’s opinion be of a PartnerRe-EXOR merger?

Durose: Well, obviously there hasn’t been a definitive agreement along those lines so we really haven’t even considered that type of transaction yet. PartnerRe has been primarily a pure reinsurer, so one would have to ask the question as to, you know, if it were to be an EXOR-PartnerRe amalgamation, what would Partner do in the near term in order to broaden its distribution capabilities and really put itself in a better competitive position within a very challenging reinsurance market.

For AM Best TV New York, I’m Meg Green.

End

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speak only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. EXOR has filed a proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with the SEC, Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.